Gerald F. LaKarnafeaux, CFA
jerry@jmdutton.com

International Barrier Technology, Inc.

September 6, 2005

Symbol (OTCBB, TSXV)	IBTGF, IBH
Industry:	Building Supply
Recent Price: *	$0.70
52-Week Price Range:	$0.47 - $0.87
Target Price (12 months):	$1.44
Avg. Daily Vol. (30 day):	85,800

Fiscal Year Ending: June 30				
Year	EPS	P/E	REVS	PSR
2003 A	$ ---	--- -	$ 1.7	11.5 x
2004 A	$ (0.02)	--- -	$ 3.1	6.3 x
2005 E	$ (0.03)	--- -	$ 4.4	4.5 x
2006 E	$ 0.01	70.0 x	$ 8.2	2.4 x

Balance Sheet Data 3/31/05 (mil)	
Cash Equivalent:	$ 2.0
Working Capital:	$ 2.1
Long-Term Liabilities:	$ 0.5
Shareholders' Equity:	$ 4.3

Ownership and Valuation	
Shares Outst. (mil):**	27.9
Inside Ownership:	32%
Institutional Ownership:	15%
Equity Market Value (mil):	$ 19.5

Current Rating History	
Date Assigned:	9/6/05
Price at Rating:	$ 0.70
Original Price Target:	$ 1.44
Time Frame:	12 months

* As a Canadian company all Company filings are in Canadian funds. In this report all amounts have been converted into U.S. funds at the appropriate rate.

** 34,173,825 fully diluted

Initial Report

Rating: Speculative Buy

Basis for Rating

International Barrier Technology (Barrier) produces and markets Pyrotite, a proprietary chemical formulation that has fire-retardant properties. Based on the following considerations, which are discussed in greater detail later in this report, we are initiating coverage of this company with a **Speculative Buy** rating.

- Barrier will soon have a substantial increase in efficient production capacity when expansion of its Watkins, Minnesota, 10-year-old facility is completed. Rated capacity will increase from 8 million square feet to 50 million square feet. Annual sales of $40.7 million are a reasonable expectation when the facility reaches capacity in fiscal 2008. By comparison, in fiscal 2005 the Company sold 5.1 million square feet of product and generated $4.4 million in sales.
- It was determined in the late 1980s that fire retardant-treated (FRT) plywood, the multifamily roof-decking market's leading product, failed over time when chemicals engineered to consume the wood before burning were activated by high temperatures caused by exposure to sunlight. This caused an industry crisis, but it was an opportunity for Barrier's Blazeguard® roof decking – first as a replacement for failed FRT installations and then in new construction projects, where Blazeguard is becoming the preferred product over FRT plywood.
- The Company has established relationships with major distributors and building contractors. Also, it has contracted with three independent representatives and added to its internal sales capability by hiring a national sales manager. As the new capacity becomes available additional distributors and contractors will be sought.
- The Company has an array of new products, several of which will be introduced when the new production capacity is available and the new production technology provides the opportunity to produce "smooth surface" panels. These products will address the Company's existing markets and will provide opportunities in new markets. The Company is addressing market segments where demand is measured in multimillion square-foot

increments. All of Barrier's new capacity can be utilized even while the Company's market share in the major segments is relatively small, at least over the intermediate term.

- The industry is driven by third-party approvals that are relied on by contractors and local and regional building code officials. On August 29, Barrier received specific approval in an evaluation report authored by the International Code Council (ICC). The ICC evaluation report will permit Barrier to sell in the large Western states market.
- Having acquired the Pyrotite technology, the Company is now free to enter into lucrative license agreements, both domestically and internationally.
- It could be argued that the Company has been in a protracted development stage for the past 10 years. However, with the new efficient production capacity and a distribution network in place, we believe Barrier is positioned to record substantial and profitable volume gains over the next several years.
- The Company and its principals have demonstrated an ability to raise capital.
- The Company's experienced management team members have successful track records.

Company Background

Barrier produces and markets Pyrotite, a proprietary chemical formulation that has fire-retardant properties. When applied to plywood or other building material substrates such as Oriented Strand Board (OSB) or particleboard, the end product, branded as Blazeguard, prevents ignition and the spread of flames and smoke. The end product is stronger than competing material. Importantly, it does not mold or mildew. It is a nontoxic, noncombustible, inorganic chemical formulation. The base component is a powder, which is mixed with a liquid and chopped fiberglass. The mixture is cured and applied or bound to a plywood panel or other substrates to form a solid coating. Notably, the substance contains molecularly bound water. The water molecules are released and vaporize when exposed to the high temperatures of a fire but below the kindling temperature of the plywood substrate. It exceeds building code fire-retardant standards by a wide margin.

In the mid-1980s Pyrotite Corporation, a privately held Florida-based company formed by the inventor of the technology and a group of investors, granted Barrier the Canadian rights to Pyrotite. In 1986 Barrier effected a $1.2 million IPO to fund the further development and commercialization of the technology. In 1989, Barrier entered into a development venture with Weyerhaeuser. Barrier and Weyerhaeuser saw an opportunity in the market when serious flaws were uncovered in a major market segment's dominant product, FRT plywood. Weyerhaeuser was responsible for conducting performance tests and obtaining building code approvals and evaluation reports for the product trademarked Blazeguard. In 1992, due to a corporate restructuring, Weyerhaeuser sold its interests in the Pyrotite project to Barrier. Michael Huddy, Ph.D., who was on the Weyerhaeuser development team, left that company to join Barrier as president of U.S. operations. Barrier Technology Corporation, a U.S.-based subsidiary owned by International Barrier Technology, was formed in 1993.

In 1996 the Company secured certain of the U.S. rights from Pyrotite Corporation. Dr. Huddy established a U.S.-based manufacturing operation in Watkins, Minn., where a 22,000-sq.-ft. production facility, funded by industrial development bonds, was built. (The facility was upgraded in 2000.)

Also in 1996, Dr. Huddy was elected President and Director of International Barrier Technology.

Since the late 1990s the Company has secured relationships with major distributors, builders and independent representatives. Several independent sales representatives were established in Florida and the Northeast.

In early 2004 Barrier purchased the Pyrotite technology for $1.0 million from Pyrotite Corporation, which had acquired the technology from the original inventors. Barrier's purchase included all patents, trademarks and process know-how for Pyrotite worldwide. Also in 2004, the Company began a major expansion of the Watkins production facility that should increase production capacity from 8 million square feet to a total of approximately 50 million square feet. Completion of

the $2.8 million expansion project is planned for October 2005. The source of funding for the plant construction was two private placements in 2004, which generated an aggregate of $2.6 million. In the event of a shortfall for completing the production line, funding will come from internally generated cash flow or conventional bank financing. Barrier has recently secured a $500,000 revolving line of credit from a regional bank. Since its inception, the Company has raised equity capital of $13 million including the IPO.

Plant Expansion

The Company is soon to have a substantial increase in production capacity. The Company's existing facility is 10 years old and has limited volume capacity of eight million square feet, on a one-shift basis. To reach its market growth potential the Company requires substantially more capacity. To this end, the Company is in the latter stages of adding capacity that will increase production volume by close to five times above the current level.

In October 2004 the Company broke ground for the expansion of the existing 22,000-square-foot Watkins production facility. The expansion includes the addition of 15,000 square feet of space and an additional production line. Operating at two and one half shifts (or one blended shift with two 10-hour segments) the new capacity should reach 38 million square feet annually. That level of volume and the eight million square feet of production capacity of the existing line should convert into annual sales of approximately $40 million U.S. The aging equipment on the existing production line will continue to operate on a single-shift basis. It will be utilized in peak demand circumstances, for special orders and for research and development. Total capacity will be 50 million square feet. The new production line is expected to be operational in the fourth calendar quarter of 2005.

The production line of the Company's Blazeguard products includes coating equipment, curing ovens and an automatic conveyor system. The new line will be considerably more efficient and less labor intensive compared to the existing line. Also, production improvements will materially reduce waste and spoilage, which have amounted to approximately 20% of raw material costs. Additionally, the Company will be able to create a "smooth surface" panel, which has proven to be required in most targeted interior wall panel applications; this is an emerging market of significance for Barrier.

Opportunity to Capitalize on the Failure of FRT Roof Sheathing

During the 1970s and 1980s, FRT roof sheathing was the fastest-growing fire-retardant building material for multifamily installations. The product is a sheet or panel of plywood that is treated with fire-retardant chemicals. The waterborne chemicals are applied under pressure and permeate the plywood substrate. FRT installations peaked at 160 million square feet in 1987. In the mid-1980s, installations of FRT plywood roof decks began to deteriorate as a result of solar radiation. When the FRT plywood was heated by exposure to the sun the embedded retardants were activated and negatively impacted the structural integrity of the plywood. When the failure of FRT installations was broadly recognized, sales of FRT products dropped significantly. Had it not been for the flaws in the performance of the material, FRT sales might have exceeded 200 million square feet annually.

The failed installations resulted in class action lawsuits of approximately $6 billion. It has been estimated that 375 million square feet of FRT installations had to be replaced. The failure of FRT gave Barrier the opportunity to enter the market by selling a replacement for FRT. A third-generation FRT product has been introduced and is still the leading seller because of its low price and the perceived absence of an alternative product. However, the reputation of the product has been tarnished and the market is susceptible to an alternative product. Barrier's products are viewed as such an alternative to FRT because of its competitive price and superior performance. However, Blazeguard has had only limited market exposure. The market is fragmented. A number of companies have dropped out of the market since the FRT failures due in part to the potential liability. There are now two entities that combined have a dominant share of the FRT market: a chemical company supplying formulations that sells to about 20 regional licensee treatment plants and a second company that has several licensees and five treatment plants.

The past crisis in the FRT market has been an opportunity for Barrier. (In fact, the FRT failure was what motivated Weyerhaeuser to venture with Barrier in the early 1990s.) Barrier's primary application has been roof-deck assemblies for multifamily housing. This is the market most impacted by FRT failures. In the past Barrier has achieved meaningful sales from the FRT replacement market. In the late 1990s approximately 90% of Barrier sales were from replacements of flawed FRT installations. However, sales of Blazeguard products for new roof-deck installations are now more important than the replacement market. In fiscal 2005 85% of FRT sales were for new installations.

Since Barrier will soon have a significant increase in production capacity, Blazeguard is, arguably, a strong candidate to capture a larger share of the multifamily roof-decking market because of its superior characteristics relative to FRT. The challenge is to build awareness in the marketplace through an enlarged sales and distributor presence.

Relationships with Major Distributors and Builders

The Company's marketing efforts are focused on segments of the building community that include building code officials, builders, architects and specifying engineers. The Company reaches the market by way of distributors, independent sales reps and the Company's internal sales structure.

After the required tests and approvals were achieved and the original Watkins facility was completed in 1996, Barrier moved aggressively to establish a network of distributors and major national builder customers. The Company was successful in establishing relationships with national distributors, including a Lowes Companies subsidiary, The Contractor Yard; ABC Supply and its affiliate, Mule-Hide Products, Inc.; Stock Building Supply; and Builders First Source. Stock Building Supply and Builders First Source, with their distribution centers, are the largest "direct" suppliers to builders in the United States. These distributors have sales in the multibillion dollar range. All four distributors will be instrumental in helping Barrier generate sales beyond existing geographical markets and in those states west of the Mississippi.

The four contractor customers are among the top five in the United States. They are participating in the markets growing most rapidly, particularly in the Southeast, the Southwest, California and Texas. Barrier will benefit as the states in the west increase their fire-retardant requirements pursuant to the new ICC standards, discussed in more detail later in this report.

Table 1: Barrier Distributors and Builders

Category	Number of States	Locations/Markets
Distributors		
The Contractor Yard*	12	41
ABC Supply	40	280
Stock Building Supply	30	255
Builders First Source	11	80
Builders		
Centex	25	90
KB Homes	12	39
Lennar	17	50
D.R.Horton	23	71

* Lowes took about two years to perform due diligence before approving the Blazeguard® products. Lowes de-listed FRT, the competing product. However, Lowes sales of Blazeguard® products through the company's retail home centers stores are nominal. Barrier's sales were through The Contractor Yard, a Lowes subsidiary. The Contractor Yard was sold by Lowes to Strobers (an emerging building products distribution chain) in early 2004. In late 2004 Strobers acquired Moore Lumber. Fifteen of the Moore locations were combined with The Contractor Yard. The addition of the Moore units is reflected in Table 1. With an entrée provided by The Contractor Yard, Barrier may, over time, add Strobers' 45 locations to its list of distributors.

Source: Company web sites.

In 2001 the Company contracted with Mule-Hide Products, a subsidiary of ABC Supply, the largest wholesale distributor of roofing products in the United States. Mule-Hide services the commercial modular building market. Barrier worked with Mule-Hide for two years to develop a private label roof-deck system that met the newer, more stringent code requirements for wind lift and fire ratings. The product is applied to roofs of prefabricated modular buildings purchased or rented for construction sites, schoolrooms, and semi permanent uses. In 2005 Mule-Hide was responsible for 40% of Barrier's sales or two million square feet of roofing surface. Continued growth through Mule-Hide is expected, particularly in the Western states.

The Company has contracted three independent sales representatives. Two are servicing Florida, a large multifamily construction market. A representative based in Richmond, Virginia, was contracted to cover the mid-Atlantic states. It is anticipated that Texas and the upper Midwest will be the next markets the Company will enter with an independent representative. The Company has also hired a national sales manager. In addition to his national sales management responsibilities, he will effect sales in the Company's home markets of Chicago and Minnesota.

The Potential of Existing and New Products is Small Relative to the Size of the Markets

The Company's products can be used for building components that include roof sheathing, exterior siding and fire-rated wall assemblies. Most building substructures that require a thermal barrier or a flame-rated interior wall surface represent a potential opportunity for Blazeguard. The three targeted construction market types are single-family residential, multifamily residential and commercial. The Company's traditional applications have been multifamily, although the relationship with Mule-Hide is increasing the importance of the commercial market because of its sales to the commercial modular market. Barrier intends to work with Mule-Hide to transfer the success in commercial modular applications to the very large market area of general commercial construction. While there are selective opportunities in single-family homes, they are relatively limited because of the fewer fire-retardant code requirements. The new product opportunities include interior wall panels, structural insulated panels and additional fire-rated wall assemblies. There are also significant opportunities for specialty applications for Pyrotite, including electrical equipment panels; remote equipment shelters; fire-

rated packaging (especially military ammunition boxes), shelving and the direct application of coating to a variety of substrates. While the Company has lacked the financial and human resources to pursue more than a limited product development program, it intends to pursue all of these targeted applications in the future.

The competing materials now in the market by product category are as follows:

- **Multifamily Roof Decks (MRD)** –FRT plywood, fire-rated gypsum board (TypeX).
- **Fire-Rated Wall Assemblies** – Fire-rated gypsum wallboard (TypeX), masonry, cement fiberboards.
- **Commercial Roof Decks** – Steel roof decks, cement-fiberboards.
- **Interior Wall Panels** – Fire-retardant plastic overlays, fire-rated high-pressure laminate overlays (melamine and Formica), intumescent paints.
- **Structural Insulated Panels (SIPs)** – Fire-rated gypsum wall board.

Table 2 displays Barrier's potential volume growth and its relative size in markets that in the aggregate are approximately 570 million square feet. In spite of the rapid growth, Barrier will still be a small factor in its markets. An estimate of Barrier's unweighted future market share is 4%.

Table 2: Barrier Potential Sales by Product Category vs. Market Size

Product Category	2005 E M. Sq. Ft.	2007 E M. Sq. Ft.	Approx. Mkt Size M. Sq. Ft.	2007 Mkt Share
Traditional Markets				
Multfamily Roof Decks*	3.005	8.0	250.0	0.030%
Fire-Rated Wall Assemblies	0.075	2.0	200.0	0.01%
Total Traditional Markets	3.08	10.0	450.0	0.02%
Modular Commercial Roof Decks	2.01	8.0	50.0	0.16%
Interior Wall Panels	0	2.0	20.0	0.10%
Structural Insulated Panels (SIPS)	0.3	2.0	50.0	0.04%
Misc	0.4	1.0	Indeterminate	na
Total	5.79	23.0	570.0	0.04%

* This table excludes the remaining replacement market for failed FRT installation.

Source: International Barrier Technology and Dutton Associates.

It could be argued, as a number of economists have, that the market for residential housing is approaching bubble proportions due to the "irrational exuberance" in a number of regional markets. Considering Barrier's small market share and its aggressive marketing the Company may not experience a slowdown in sales even in a declining housing market.

Barrier Now Has Access to Markets in the Large Western States

Fire-retardant building materials must meet strict standards prescribed by local and state building codes. Products are fire-rated based on their "burn- through" resistance (measured in minutes or hours) and by their resistance to flame and smoke propagation. Products must be independently tested to prove they are in compliance with code standards. Local building code officials rely on these third-party testing labs and also on evaluation service agencies.

Until 2000, three evaluation agencies provided, on a regional level, independent product evaluations to determine that specific products followed particular model building code requirements:

- **Building Officials and Code Administrators International (BOCA)** represented code official in the Eastern and Midwestern United States. It administered the National Building Code.
- **International Conference of Building Officials (ICBO)** represented code officials in the Western United States. It administered the Uniform Building Code.
- **Standard Building Code Congress International (SBCCI)** represented code officials in the Southern United States. It administered the Standard Building Code.

In 1994, the three regional agencies formed a single national agency (while maintaining all three original offices), the International Code Council, for the purpose of developing a single set of national construction codes. The resulting document, the International Building Code (IBC), published in 2000 and in the process of being implemented, has particular relevance to Barrier. ICBO, the evaluation agency covering the states west of the Mississippi, including the growth areas of the Southwest, Texas and California, historically has not required a flame spread rating for multifamily residential roof-deck applications, a major market for Barrier. The new IBC code includes such fire ratings. On August 29, 2005, Barrier received the ICC evaluation report. The report specifies that Blazeguard products have passed all required independent lab tests and that a production quality control program is in place. The quality control program is monitored quarterly by independent testing laboratories such as Underwriters Laboratory, Inc. This evaluation report will open the large Western market for Blazeguard products. Barrier already has a distribution network in Western states through the Company's existing national distributors.

Potential to Enter into Lucrative License Agreements

In May 2004, Barrier acquired the worldwide rights to the Pyrotite technology from the venture firm that had acquired it from the original Pyrotite Company. The price was $1 million. The technology includes domestic and foreign patents, trademarks, trade secrets and manufacturing know-how. The transaction has resulted in the elimination of royalty payments of 3% of sales with a minimum annual royalty of $50,000. More important, ownership of Pyrotite will enable the Company to enter into both domestic and international license agreements. These agreements will give the Company an alternative to building additional plants when the Watkins facility is operating at full capacity. Expressions of interest have been received from manufacturers in the United States, China, Saudi Arabia, Mexico, Ireland, Great Britain and New Zealand. The Company may initially seek international licensees who would not be competitors in the domestic market.

During the negotiation for the technology purchase, Pyrotite Corporation elected to retain the ownership of a patent developed by Barrier (issued in 1996) for the "integral" treatment of OSB. While Barrier treats wood panels by applying a layer of the Pyrotite material to the surface of the panel, the "integral" process treats the flakes of OSB before they are pressed together into a panel. Should Pyrotite Corporation be successful in bringing such a product to market in the United States, Barrier would receive a 3% royalty on gross application sales, a 10% royalty on all Pyrotite raw material sales and a 40% royalty on any license fees Pyrotite Corporation should receive. There are still considerable manufacturing hurdles to overcome before the process is commercialized.

Logical domestic candidates to enter into license agreements with Barrier would be those OSB manufacturers who operate smaller, aging production facilities. OSB is a commodity product that carries low margins. There is an industry trend toward the construction of large capacity plants (one billion square feet per year). Smaller plants (250 million square feet per year) are at a competitive disadvantage on a cost basis. The addition of higher margin Blazeguard products would make these smaller plants more economical to operate and therefore more competitive.

A possible license model would be a front-end payment in the neighborhood of $1 million and a royalty of at least $0.03 per square foot sold by the licensee. The basis for the royalty would be 30% of the incremental gross profit provided by Blazeguard® product sales, which is within industry practice. The Company has estimated this to be within the range of $0.10 to $0.12 per square feet. Minimum volume levels would be built into the agreements. The Company has estimated

that a single licensee could provide Barrier with $750,000 in pre-tax income. The Company has targeted five international licensees by 2010.

Barrier to Record Substantial and Profitable Volume Gains Over the Next Several Years

Barrier has shown progress in operating results in recent years. Growth has been impressive in terms of percentage gains but the absolute dollars are modest relative to the potential over the intermediate term. However, the increases in market share and the utilization of new capacity will have a materiel impact on future results. This is illustrated in Table 3 for the years 2006 through 2008. The years 2006 and 2007 assume production of 10 million square feet and 23 million square feet, respectively. In 2008 full capacity utilization would yield 50 million square feet or sales of $40.7 million with net income of $12 million, or about $0.35 per fully diluted share. The 2008 projection is based on management's guidance that considers the Company's network of distributors and builder customers and its small market share relative to the size of the markets being addressed.

Table 3: Selected Operating Results

($Mil)

	2008E	2007E	2006E	2005	2004	2003	2002
Revenues	$ 40.679	$ 19.100	$ 8.174	$ 4.377	$ 3.062	$ 1.668	$ 1.238
Net Income	$ 12.133	$ 4.416	$ 0.363	$ (0.100)	$ (0.302)	$ 0.035	$ (0.244)

Source: 2002 – 2004 Company filings; 2005 – 2007 estimates; Company and Dutton Associates.

For an unconsolidated operating projection for the years 2006 and 2007in greater detail, we provide Table 4.

We offer a comment with respect to gross profit margins. It should be mentioned that the substrate component of a finished panel is included in gross revenues. The substrate is a major part of revenues. In fact it may be as high as 44% of revenues. The substrate is a commodity that fluctuates frequently in price based on market supply/demand factors. It the largest single line item in cost of goods sold. For competitive reasons, other than a small handling fee of about 6.7%, it is not marked-up above cost. Consequently, gross profit margins as a percent of revenues, at approximately 20%, are relatively low. The profit is in the value-added Pyrotite coating which carries a gross profit of approximately 40% of revenues. Although the substrate influences the percentage of revenue of gross margins, it does not materially impact the bottom line in absolute dollars.

Table 4: U.S. Subsidiary Estimated Operating Results 2005 2007
($Mil except per share)

	Q1 '05	Q2 '05	Q3 '05	Q4 '05e	Yr '05e	Q1 '06e	Q2 '06e	Q3 '06e	Q4 '06e	Yr '06e	Yr '07e
Product Sales	1.07	1.041	1.197	1.069	4.377	1.351	1.366	1.688	3.770	8.174	19.100
Cost of Goods Sold	0.828	0.843	0.939	0.852	3.462	1.117	1.172	1.413	2.835	6.537	13.093
Gross Profit	0.242	0.198	0.258	0.217	0.915	0.233	0.194	0.275	0.935	1.638	6.008
SG&A	0.204	0.243	0.246	0.322	1.015	0.360	0.301	0.305	0.287	1.252	1.437
Operating Income	0.038	-0.045	0.012	-0.105	-0.1	-0.126	-0.107	-0.030	0.649	0.385	4.571
Pre Tax Income	0.038	-0.045	0.012	-0.105	-0.1	-0.126	-0.107	-0.030	0.649	0.385	4.571
Income Tax	0	0	0	0	0	0.000	0.000	0.000	0.022	0.022	0.155
Net Income	0.038	-0.045	0.012	-0.105	*-0.100	-0.126	-0.107	-0.030	0.627	0.363	4.416**
Per Share Income	0.001	-0.002	0	-0.003	-0.004	-0.005	-0.004	-0.001	0.020	0.010	0.160

*Excludes stock-based compensation and amortization totaling $800,000.

**Excludes estimated net license income of $850,000 in 2007

Source: International Barrier Technology and Dutton Associates.

The Company Successfully Accesses Capital Markets

The chronic problem confronting early-stage or developing companies is the inability to access capital. In our experience, undercapitalization is the cause of the demise of such companies regardless of their promise. Although the Company has had periods of capital shortages, in general, Barrier is an exception to most early stage and developing companies. The Company has been fortunate in that its two founders since 1986 have been able to attract capital from a number of sources. The first source has been their personal resources. Second, the founders have successfully solicited participation from their circle of business associates and other individual investors. Also, brokerage firms in Canada have effected public and private offerings. More recently, an institutional venture group, Carl Marks, based in New York, has made a substantial equity commitment in several private placements. The classes of the securities issued by the Company include common stock, units of stock and warrants, stock options and debt conversions.

The following table displays the historical record of money raised since inception. The table is divided into two time-frames: an organizational and development phase and the operational phase since the Watkins production facility came on stream. It should be noted that as the Company has progressed, it has been able to raise money in larger increments. Close to half of the capital raised since 1996 has been achieved in the past two years.

Table 5: Historic Capital Generation

Type of Financing Transaction	US$
A: Inception to June 1996	
Seed	313,005
IPO	1,160,250
Private Placements	3,859,797
Stock for Debts	182,734
Options and Warrants	665,876
Technology Transfer	468,650
Subtotal Inception to June 1996	6,650,312
B: July 1996 to August 2005	
Private Placements	4,491,392
Options and Warrants	1,394,202
Stock for Debts	544,811
Subtotal July 1996 to August 2005	6,430,405
Total A & B	13,080,717

Source: International Barrier Technology and Dutton Associates.

The result of the various offerings is seen in the current capital structure. It should be noted that the warrants and options totaling 6,278,500 underlying shares represent a source of future capital if and when they are exercised.

Table 6: Summary of Share Capital as of August 8, 2005

Issued	27,895,325
Options	1,908,500
Warrants	4,370,000
Fully Diluted Shares	34,173,825

Source: International Barrier Technology.

Considering the past success in capital formation and the potential of exceptional earnings growth reasonably anticipated in the future, it would seem likely that the Company will continue to be able to generate outside capital if required. This optimistic conclusion mitigates (but does not eliminate) the otherwise speculative character of Barrier's common stock.

Experienced Management Team with Impressive Track Record

The Company has progressed from a start-up with limited production capacity to an established participant in the building materials industry. The key person for the Company's success to date has been CEO Michael Huddy, Ph.D. Most of the major accomplishments of the Company since his employment, with the exception of capital raising, have been the results of his efforts. The exceptional success of capital raising has been the function of the two founders and directors, David Corcoran, CFO, and Victor Yates. Corcoran, a Chartered Accountant and entrepreneur, has had corporate sales, marketing and product distribution experience. He is also responsible for Barrier's Canadian and U.S. security filings and investor relations.

Prior to joining Barrier in 1993, Dr. Huddy was a part of the Weyerhaeuser R&D group that was established to develop the Pyrotite-based Blazeguard products. His other positions at Weyerhaeuser included the Architectural Products Group and General Manager of the Northwest Hardwoods business segment. Before joining Weyerhaeuser he was with Crown Zellerbach Corporation in various capacities, including Research Division Manager. He earned his Ph.D. in natural resource economics from Michigan State University, with a minor in business management.

From 1993 until 1997, Barrier's impressive operating track record as a developing company was due primarily to the efforts of Dr. Huddy, who operated with little professional assistance in the U.S. operation. The current Production Supervisor, Vaughn Zoller, joined Barrier in 1997. In 2003 the corporate staff was further expanded in key administrative areas, freeing Dr. Huddy from day-to-day operational and administrative functions to focus on marketing initiatives, including the pursuit of distributors, recruitment of licensees and new product development. In 2003 an Administration Director for U.S. Operations, Melissa McElwee, was hired. Ms. McElwee has a B.A. in finance and experience in the financial services industry. In 2004 Janice Loebel was hired as General Manager. Ms. Loebel has considerable management experience, including positions with P&L responsibilities. Her credentials include an M.B.A., a B.A. and an M.S. in engineering and an associate degree in chemistry. In June 2005 the Company hired James Kleinkeas as Sales Manager of US operations. Mr. Kleinkeas has more than 21 years in sales and sales management with a variety of companies. He earned B.A. degrees in business economics and in communications from the University of Minnesota.

Financial Position

The Company has not yet released its fiscal 2005 financials. The balance sheet as of March 31, 2005 shows cash of $2.02 million and working capital of $2.16 million. The Company's long-term obligation of $518,000 is primarily the lease related to the city of Watkins Industrial Bond financing of 1996, issued in connection with the construction of the Company's plant. At the end of the capital lease period in 2015, the property and building will become the sole property of Barrier Technology Corporation. At quarter's end, shareholder equity was $4.30 million or $0.16 per share.

Conclusion

We believe the quantitative and qualitative factors supporting our **Speculative Buy** rating are the reasons to anticipate good relative stock performance over the intermediate term. A group of 12, mainly small cap building-related stocks, is selling on average at 13.5 times earnings, with a range of 10.0 to 18.5 times earnings. In arriving at a target price for Barrier's stock we are assuming that Barrier will within 12 months sell at least above the average but below the high of the group. We believe 16x earnings is a reasonable multiplier. We are also assuming that the market will capitalize an annualized 2006 fourth fiscal quarter (ending June 30, 2006) of $0.09 per share ($627,000 times 4 divided by 27.5 million shares outstanding). The rationale for the latter assumption is that the 2006 fiscal fourth quarter will reflect the buildup of capacity utilization during the course of the year. Forty-six percent of projected 2006 sales are expected to occur in the fourth fiscal quarter. The resultant target price is $1.44 per share or approximately 100% above the current level.


J.M. Dutton & Associates ratings for IBTGF (Int'l Barrier)
Closing Price Sep 02, 2005: 0.7
3.2
2.8
2.4
2
1.6
1.2
0.8
0.4
0
Oct
Jul
Oct
2004
Apr
Jul
Oct
2005
Apr
Jul
Legend:
© Investars.com

J.M. Dutton & Associates Current Ratings Distribution	
Rating	**% Total**
Sell	2.17
Strong Buy	18.48
Buy	21.74
Strong Speculative Buy	16.3
Speculative Buy	23.91
Neutral	15.22
Avoid	2.17

Analyst: Gerald F. LaKarnafeaux, CFA
During the past 40 years, Mr. LaKarnafeaux has held senior positions in international and regional investment banking firms as a securities analyst, portfolio manager and director of corporate finance. Mr. LaKarnafeaux is currently providing consulting services to early stage private and public companies in the areas of corporate valuation and capital formation. He has been an active member and officer of regional chapters of The Financial Analyst Society, The Corporate Finance Council and The American Society of Appraisers.

Analyst Certification:
I, Gerald LaKarnafeaux, hereby certify that the view expressed in this research report accurately reflect my personal views about the subject securities and issuers. I also certify that no part of my compensation was, is, or will be, directly or indirectly, related to the recommendations or views expressed in this research report.

International Barrier Technology Inc. 750 West Pender Street, Suite 604, Vancouver, V6C 2T7, Canada. Phone: 604-948-0687. Website: www.intlbarrier.com.

Dutton Associates. John M. Dutton, President, 4989 Golden Foothill Parkway, Suite 3, El Dorado Hills, CA 95762. Phone: (916) 941-8119, Fax (916) 941-8093.

Information, opinions or recommendations contained in Dutton Associates' research reports or research notes are submitted solely for advisory and information purposes. The information used and statements of fact made have been obtained from sources considered reliable but we neither guarantee nor represent the completeness or accuracy. Such information and the opinions expressed are subject to change without notice. A Dutton Associates research report or note is not intended as an offering or a solicitation of an offer to buy or sell the securities mentioned or discussed. Neither the Firm, its principals, nor the assigned analysts own or trade shares of any company covered. The Firm does not accept any equity compensation. Anyone may enroll a company for research coverage, which currently costs US $35,000 prepaid for 4 Research Reports, typically published quarterly, and requisite Research Notes. Dutton Associates received $35,000 from the Company for 4 Research Reports with coverage commencing on 09/06/2005. Reports are performed on behalf of the public, and are not a service to any company. The analysts are responsible only to the public, and are paid in advance to eliminate pecuniary interests and insure independence. Please read full disclosure and other reports and notes on the Company at www.JMDutton.com.

The views expressed in this research report or note accurately reflect the analyst's personal views about the subject securities or issuer. Neither the analyst's compensation nor the compensation received by Dutton Associates is in any way related to the specific recommendations or views contained in this research report or note.

Periodic Research Reports and Research Notes on this Company are available at our web site: **www.jmdutton.com**